News Release

Contact: Sheila Davis - PR/IR Mgr. - 641-585-6803 - sdavis@wgo.net

WINNEBAGO INDUSTRIES ANNOUNCES CASH DIVIDEND REINSTATEMENT

FOREST CITY, IOWA, October 15, 2014 -- Winnebago Industries, Inc. (NYSE:WGO), has declared the reinstatement of a quarterly cash dividend of nine cents a share, payable on November 26, 2014 to shareholders of record at the close of business on November 12, 2014, as a result of action taken at the Board of Directors meeting held today.

“We believe the time is right for Winnebago to reinstate a cash dividend,” said Winnebago Chairman, CEO and President Randy Potts. “Our ultimate goal is to return profits to our shareholders. We believe the payment of a cash dividend will enhance our shareholders’ value over the long-term."

About Winnebago Industries
Winnebago Industries, Inc., "The Most Recognized Name In Motorhomes®", is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company and its subsidiary build quality motorhomes, travel trailers, fifth wheel products and transit buses. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.wgo.net/investor.html.

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